Exhibit 10.1
AMENDMENT NO. 2 (this “Amendment”), dated as of August 14, 2013, among CELANESE CORPORATION, a Delaware corporation (“Holdings”), CELANESE US HOLDINGS LLC, a Delaware limited liability company (the “Company”), CELANESE AMERICAS LLC (f/k/a Celanese Americas Corporation), a Delaware limited liability company (“CALLC”), the Lenders party hereto, and DEUTSCHE BANK AG, NEW YORK BRANCH (“DBNY”), as administrative agent and as collateral agent, to the Amended and Restated Credit Agreement, dated as of April 2, 2007, as amended and restated as of September 29, 2010 (as amended by Amendment No. 1, dated January 23, 2013, and as further amended, supplemented, amended and restated or otherwise modified prior to the date hereof, the “Credit Agreement”), among Holdings, the Company, CALLC, DBNY and the other parties thereto from time to time. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
WHEREAS, pursuant to Section 9.08 of the Credit Agreement, the Loan Parties and the Required Lenders wish to amend the Credit Agreement (i) to make certain changes relative to the CL Facility and (ii) to clarify procedures for releases, subordinations and/or nondisturbance agreements relating to any Liens created by any Loan Document, and to take certain other actions, in connection with Project Fairway (as defined below), in each case, as set forth in Section 1 below;
NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
Section I.Amendments. Effective as of the Amendment No. 2 Effective Date (as defined below), the Required Lenders hereby agree as follows:
(a)    Section 1.01 shall be amended to add the following defined terms after the definition of “Pro Forma” and before the definition of “Projections”:
“Project Fairway” shall mean the formation and operation of a joint venture entity that is not a Subsidiary pursuant to that certain Joint Venture Agreement, dated as of May 13, 2013, by and among Celanese International Corporation, Celanese Ltd., and Mitsui & Co. Ltd., for the purpose of manufacturing methanol for use by Subsidiaries of Holdings and others.

“Project Fairway JV Documentation” shall have the meaning assigned to such term in Section 9.18.
(b)    Clause (iii) of Section 2.05(b) is amended to delete “; provided that no RF Letter of Credit shall be issued unless a CL Letter of Credit could not be issued in lieu thereof, giving effect to the aforesaid limitations”.
(c)    Section 2.08(d) is amended to replace “(or if less the remaining amount of the Credit-Linked Commitments)” with “(or if less or in an amount other than an integral multiple of $1.0 million, (x) the remaining amount of the Credit-Linked Commitments or (y) such other amount as the Administrative Agent shall agree in its sole discretion)”.

(d)    Section 9.18 is amended to add, after the phrase “terminate such Subsidiary Loan Party’s obligations under its Guarantee” and before the period at the end thereof, the phrase “; provided, however, that, in furtherance of the foregoing, at the request of Holdings with respect to Project Fairway (and subject to the delivery of (i) such certifications by Holdings as the Collateral Agent may reasonably request to the effect that the relevant transfer, contribution, lease or easement is being, or will be, effected in compliance with this Agreement and the other Loan Documents and (ii) such other supporting documentation reasonably requested by the Collateral Agent), the Administrative Agent and the Collateral Agent shall (and the Lenders hereby authorize the Administrative Agent and Collateral Agent to) execute (a) releases of Liens in favor of the Collateral Agent with respect to real or personal property to be transferred, contributed or leased to the joint venture entity pursuant to the joint venture agreement and/or other relevant contractual obligations of Holdings and its Subsidiaries in respect of Project Fairway (the “Project Fairway JV Documentation”), (b) non-disturbance agreements with respect to easements contemplated by the Project Fairway JV Documentation on real property owned by any Loan Party in favor of the joint venture entity pursuant to the Project Fairway JV Documentation, and (c) subordination agreements for the purpose of subordinating Liens in favor of the Collateral Agent to easements or similar restrictions granted or to be granted on real property owned by a Loan Party in furtherance of the “mitigation plan” in connection with any wetlands permit needed for Project Fairway, each such release, subordination or non-disturbance agreement to be (x) in a form reasonably satisfactory to the Collateral Agent and (y) provided on such timetable as Holdings may reasonably request in connection with and consistent with the terms of the Project Fairway JV Documentation, notwithstanding that the relevant transfer, contribution, lease or easement is to be effected subsequent to the date of such requested release, subordination or non-disturbance (it being agreed that if the relevant transfer, contribution or easement is not effected within 30 months, the release, subordination or non-distribution, as applicable, shall be null and void and Holdings shall cause any released assets to be pledged to the Collateral Agent)”.
Section 2.    Representations and Warranties. The Company and Holdings, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders that:
(a)    The execution and delivery of this Amendment is within each of the Company’s and Holdings’ organizational powers and has been duly authorized by all necessary organizational action on the part of each of the Company and Holdings. This Amendment has been duly executed and delivered by each of the Company and Holdings and constitutes, a legal, valid and binding obligation of each of the Company and Holdings, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally, subject to general principles of equity and subject to implied covenants of good faith and fair dealing. This Amendment will not violate any Requirement of Law in any material respect, will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Loan Party or its property, or give rise to a right thereunder to require any payment to be made by any Loan Party, except in each case for violations, defaults or the creation of such rights that would not reasonably be expected to result in a Material Adverse Effect.
(b)    After giving effect to this Amendment, the representations and warranties set forth in Article III of the Credit Agreement or in any other Loan Document are true and correct in all material respects (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).
(c)    After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.
Section 3.    Effectiveness. This Amendment shall become effective on the date (the “Amendment No. 2 Effective Date”) on which (i) the Administrative Agent shall have received counterparts of this Amendment executed by the Company, Holdings, CALLC, DBNY, and the Required Lenders and (ii) each of the following conditions shall have been satisfied in accordance with the terms thereof:
(a)    the representations and warranties set forth in Section 2 hereof shall be true and correct as of the Amendment No. 2 Effective Date; and
(b)    the Company shall have paid all reasonable out of pocket costs and expenses of the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment (including the reasonable fees and expenses of Cahill Gordon & Reindel LLP as counsel to the Administrative Agent).
Section 4.    Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or any other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.
Section 5.    Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
Section 6.    Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
Section 7.    Effect of Amendment. Except as expressly set forth herein, (i) this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, the Collateral Agent, any other Agent, the Issuing Bank or the Swingline Lender, in each case under the Credit Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of either such agreement or any other Loan Document. Except as expressly set forth herein, each and every term, condition, obligation, covenant and agreement contained in the Credit Agreement or any other Loan Document is hereby ratified and re-affirmed in all respects and shall continue in full force and effect. Each Loan Party reaffirms its obligations under the Loan Documents to which it is party and the validity of the Liens granted by it pursuant to the Security Documents. This Amendment shall constitute a Loan Document for purposes of the Credit Agreement and from and after the Amendment No. 2 Effective Date, all references to the Credit Agreement in any Loan Document and all references in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, shall, unless expressly provided otherwise, refer to the Credit Agreement as amended by this Amendment. Each of the Loan Parties hereby consents to this Amendment and confirms that all obligations of such Loan Party under the Loan Documents to which such Loan Party is a party shall continue to apply to the Credit Agreement as amended by this Amendment.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

CELANESE CORPORATION

By:	/s/ Chuck B. Kyrish
Name: Chuck B. Kyrish
Title: Vice President and Treasurer

CELANESE US HOLDINGS LLC

By:	/s/ Chuck B. Kyrish
Name: Chuck B. Kyrish
Title: Vice President and Treasurer

CELANESE AMERICAS LLC (f/k/a Celanese
Americas Corporation)

By:	/s/ Chuck B. Kyrish
Name: Chuck B. Kyrish
Title: Vice President and Treasurer

[Form of Consenting Lender Signature Page to Amendment No. 2]

DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent, Joint Lead Arranger, Joint Book Runner and as a Lender

By:	/s/ Marcus M. Tarkington
Name: Marcus M. Tarkington
Title: Director

By:	/s/ Michael Getz
Name: Michael Getz
Title: Vice President

[Form of Consenting Lender Signature Page to Amendment No. 2]

Consenting as a Lender: [INSERT NAME OF LENDER]
By:

[SECOND SIGNATURE BLOCK IF NEEDED]
By:

[Form of Consenting Lender Signature Page to Amendment No. 2]